Exhibit 5.2

Our ref    MSJ/644167-000001/41403004v8

Vantage Drilling International

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

23 August 2016

Dear Sirs

Vantage Drilling International

We have acted as Cayman Islands counsel to Vantage Drilling International (“VDI”) in connection with VDI’s registration statement (the “Registration Statement”) on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to (i) up to 2,999,100 stapled securities (the “Units”), each Unit consisting of one ordinary share of VDI, par value US$0.001 per share (each a “Share” and together, the “Shares”), and US$172.61 original aggregate principal amount of 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (each a “Note” and together, the “Notes”) issued pursuant to the Third Lien Indenture dated as of 10 February 2016 by and among VDI, unconditionally and irrevocably guaranteed by, amongst others, Emerald Driller Company (“Emerald”), Sapphire Driller Company (“Sapphire”), P2021 Rig Co. (“P2021”), Vantage Driller I Co. (“Vantage Driller I”), Vantage Driller II Co. (“Vantage Driller II”), Vantage Driller III Co. (“Vantage Driller III”) Vantage Driller IV Co. (“Vantage Driller IV”), Vantage Driller VI Co. (“Vantage Driller VI”), Vantage International Management Co. (“VIMCO”), P2020 Rig Co. (“P2020”), Vantage Holdings Malaysia I Co. (“Malaysia I”), Dragonquest Holdings Company (“Dragonquest”), Vantage Deepwater Company (“Deepwater”) and Vantage Drilling Africa (“Vantage Africa”), for which we also act as Cayman Islands counsel (the “Guarantors”, and each of the foregoing including VDI, a “Company” and together, the “Companies”) and U.S. Bank National Association, as trustee and third lien noteholder collateral agent substantially in the form incorporated by reference as an Exhibit to the Registration Statement (as amended and/or supplemented by a supplemental indenture dated 8 June 2016, the “Indenture”), and (ii) all Shares that may be issued upon the conversion of the Notes into Shares pursuant to the Indenture.

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel +1 345 949 8066    Fax+1 345 949 8080    maplesandcalder.com

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The Certificate of Incorporation and Memorandum and Articles of Association of VDI as registered or adopted on 30 July 2007 and the Third Amended and Restated Memorandum and Articles of Association of VDI adopted on 4 August 2016 (b) the Certificate of Incorporation and Memorandum and Articles of Association of Emerald as registered or adopted on 9 June 2008 and the Amended and Restated Memorandum and Articles of Association of Emerald adopted on 6 January 2016; (c) the Certificate of Incorporation and Memorandum and Articles of Association of Sapphire as registered or adopted on 9 June 2008 and the Amended and Restated Memorandum and Articles of Association of Sapphire adopted on 6 January 2016; (d) the Certificate of Incorporation and Memorandum and Articles of Association of P2021 as registered or adopted on 22 July 2009, the Amended and Restated Memorandum and Articles of Association of P2021 adopted on 18 December 2009 and the Amended and Restated Memorandum and Articles of Association of P2021 adopted on 6 January 2016; (e) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Driller I as registered or adopted on 18 April 2008, the Amended and Restated Memorandum and Articles of Association of Vantage Driller I adopted on 27 June 2008 and the Second Amended and Restated Memorandum and Articles of Association of Vantage Driller I adopted on 6 January 2016; (f) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Driller II as registered or adopted on 18 April 2008, the Amended and Restated Memorandum and Articles of Association of Vantage Driller II adopted on 27 June 2008 and the Amended and Restated Memorandum and Articles of Association of Vantage Driller II adopted on 6 January 2016; (g) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Driller IV as registered or adopted on 6 May 2009, the Amended and Restated Memorandum and Articles of Association of Vantage Driller IV adopted on 27 July 2010 and the Second Amended and Restated Memorandum and Articles of Association of Vantage Driller IV adopted on 6 January 2016; (h) the Certificate of Incorporation and Memorandum and Articles of Association of VIMCO as registered or adopted on 13 December 2007, the Amended and Restated Memorandum and Articles of Association of VIMCO adopted on 27 June 2008 and the Amended and Restated Memorandum and Articles of Association of VIMCO adopted on 6 January 2016; (i) the Certificate of Incorporation and Memorandum and Articles of Association of P2020 as registered or adopted on 22 July 2009, the Amended and Restated Memorandum and Articles of Association of P2020 adopted on 31 August 2009, as further amended and restated by the Amended and Restated Memorandum and Articles of Association as registered or adopted on 9 April 2012 and the Amended and Restated Memorandum and Articles of Association of P2020 adopted on 6 January 2016; (j) the Certificate of Incorporation and Memorandum and Articles of Association of Malaysia I as registered or adopted on 10 January 2011 and the Amended and Restated Memorandum and Articles of Association of Malaysia I adopted on 6 January 2016; (k) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Driller III as registered or adopted on 2 December 2008, the Second Amended and Restated Memorandum and Articles of Association of Vantage Driller III adopted on 13 July 2009 and the Third Amended and Restated Memorandum and Articles of Association of Vantage Driller III adopted on 6 January 2016; (l) the Certificate of Incorporation and Memorandum and Articles of Association of Dragonquest as registered or adopted on 25 October 2011 and the Amended and Restated Memorandum and Articles of Association of Dragonquest adopted on 6 January 2016; (m) the Certificate of Incorporation and Memorandum and Articles of Association of Deepwater as registered or adopted on 9 June 2008, the Amended and Restated Memorandum and Articles of Association of Deepwater as registered or adopted on 13 April 2012 and the Amended and Restated Memorandum and Articles of Association of Deepwater adopted on 6 January 2016; (o) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Driller VI as

registered or adopted on 8 September 2010 and the Amended and Restated Memorandum and Articles of Association of Vantage Driller VI adopted on 6 January 2016; and (p) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Africa as registered or adopted on 17 September 2013, the Certificate of Incorporation on Change of Name of Vantage Africa dated 10 December 2013 and the Amended and Restated Memorandum and Articles of Association of Vantage Africa adopted on 6 January 2016 (for each Company, the “Memorandum and Articles”).

1.2	The minutes (the “Minutes”) of the meeting of the board of directors of VDI held on 1 December 2015 (the “Meeting”).

1.3	The written resolutions of the directors of each of the Companies dated 10 February 2016 (the “February Resolutions”), the written resolutions of the directors of VDI dated 8 June 2016 (the “June Resolutions”) and the written resolutions of the directors of each of the Guarantors dated 22 August 2016 (the “August Resolutions”, and together with the February Resolutions, the “Resolutions”) and the corporate records of each Company maintained at its registered office in the Cayman Islands.

1.4	The certificates of good standing with respect to each Company issued by the Registrar of Companies in the Cayman Islands dated 19 August 2016 (the “Certificates of Good Standing”).

1.5	The Registration Statement.

1.6	The Indenture.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indenture, the Notes and the Units have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Companies, the laws of the Cayman Islands).

2.2	The Indenture, the Notes and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the law of the State of New York and all other relevant laws (other than, with respect to the Companies, the laws of the Cayman Islands).

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	All signatures, initials and seals are genuine.

2.5	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on any of the Companies prohibiting it from entering into and performing its obligations under the Registration Statement, the Indenture or the Units.

2.6	No invitation has been or will be made by or on behalf of VDI to the public in the Cayman Islands to subscribe for any of the Notes, the Units or the Shares.

2.7	The Memorandum and Articles of each Company remain in full force and effect and are unamended.

2.8	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of each Company) and have not been amended, varied or revoked in any respect.

2.9	The shareholders of each Company have not restricted the powers of the directors of each such Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on any of the Companies prohibiting any of them from entering into and performing its obligations under the Registration Statement, the Indenture, the Units and any documents in connection therewith.

2.10	The directors of VDI at the date of the Meeting were as follows: Duke R. Ligon, John C.G. O’Leary, Jorge E. Estrada M., Marcelo D. Guiscardo, Ong Tian Khiam, Paul A. Bragg, Robert Grantham, Steinar Thomassen and Steven M. Bradshaw.

2.11	The directors of VDI at the date and time that the February Resolutions were passed were as follows: Paul Bragg, Matthew Bonanno, Esa Ikaheimonen, Nils E. Larsen and Spencer Wells.

2.12	The directors of VDI at the date of the June Resolutions and the date of this opinion were and are as follows: Matthew Bonanno, Esa Ikaheimonen, Nils E. Larsen, Spencer Wells, Tom Bates and Scott McCarty.

2.13	The directors of each Guarantor on the date of the February Resolutions were as follows: Paul Bragg, Matthew Bonanno, Esa Ikaheimonen, Nils E. Larsen and Spencer Wells.

2.14	The sole director of each Guarantor at the date of the August Resolutions and the date of this opinion was and is Douglas G. Smith.

2.15	The minute book and corporate records of each Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of each such Company (duly convened in accordance with the Memorandum and Articles of each such Company) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

2.16	Each Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges.

2.17	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement, the Indenture and the Units, each Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement, the Indenture and the Units for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

2.18	Each director of each Company considers the transactions contemplated by the Registration Statement, the Indenture and the Units to be of commercial benefit to each such Company and has acted in good faith in the best interests of each such Company, and for a proper purpose of each such Company, in relation to the transactions which are the subject of the Opinion.

2.19	Each Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders of any such Company taken any steps to have any such Company struck off or placed in liquidation, nor have any steps been taken to wind up any such Company. Nor has any receiver been appointed over any Company’s property or assets.

2.20	VDI has received or will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than their par value.

2.21	The Notes and the Units have been issued and authenticated in accordance with the provisions of the Indenture, were signed by an Authorised Officer (as defined in the Resolutions) and delivered against due payment therefor.

2.22	At the time of the conversion of the Notes into Shares (the “Conversion Shares”) in accordance with the Indenture and the Notes (the “Conversion”):

(a)	the laws of the Cayman Islands (including the Companies Law (2013 Revision) (the “Companies Law”) will not have changed in such way as to materially impact the Conversion;

(b)	VDI will have sufficient authorised but unallotted and unissued ordinary shares, in each case to effect the Conversion in accordance with the Memorandum and Articles and the Companies Law;

(c)	VDI will be able to pay its debts as they fall due in the ordinary course of business immediately following the Conversion;

(d)	VDI will not have been struck off or placed in liquidation;

(e)	the deemed issue price for the Shares to be issued on the Conversion will not be less than the par value of such Shares; and

(f)	the Memorandum and Articles of VDI will not have been altered, amended or restated in any way which affects any of our opinions.

2.23	The Shares issued and to be issued have been, or will be, duly registered, and will continue to be registered, in VDI’s register of members (shareholders).

2.24	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Each Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Shares which have been issued in connection with the Units (excluding the Conversion Shares) have been duly authorised by the Company and such Shares have been validly issued as fully paid and non-assessable.

3.3	The Conversion Shares to be issued by VDI upon the Conversion of the Notes as contemplated by the Indenture have been duly authorised and when the Conversion Shares are issued in accordance with the Memorandum and Articles of VDI and entered as fully paid on the register of members of VDI such Conversion Shares will have been duly issued as fully paid and non-assessable.

3.4	The Notes and the Units have been duly authorised by VDI and have been duly executed, issued and delivered and constitute the legal, valid and binding obligations of VDI enforceable in accordance with their respective terms.

3.5	The Indenture has been duly authorised by each Guarantor.

As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the relevant company. Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of VDI’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Companies in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in VDI, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by VDI or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder